EXHIBIT 15
STATE STREET CORPORATION
Independent Accountants’ Acknowledgment Letter

The Stockholders and Board of Directors
State Street Corporation

We are aware of the incorporation of reference in Registration Statements (Form S-3: Nos. 333-98267, 333-16987, 333-34516, 333-34516-01, 333-34516-02, 333-34516-03, 333-2143, 33-49885, 333-49143, 333-49143-01, 333-49143-02, 333-49143-03 and 333-53854 and Form S-8: Nos. 333-100001, 333-99989, 333-65281, 333-46678, 333-36409, 333-16979, 33-57359, 33-38672, 33-38671, 33-2882, 2-93157, 2-88641, 2-68696 and 2-68698), of our report dated October 15, 2002 (except for Note O, as to which the date is November 5, 2002) relating to the unaudited consolidated interim financial statements of State Street Corporation which are included in its Form 10-Q for the quarter ended September 30, 2002.

Ernst & Young LLP

Boston, Massachusetts
November 6, 2002

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